EXHIBIT 10.3

NAVISTAR INTERNATIONAL CORPORATION

FORM OF CASH SETTLED PERFORMANCE-BASED

STOCK UNIT AWARD

NOTICE AND AGREEMENT

2004 PERFORMANCE INCENTIVE PLAN

GRANTEE:

ADDRESS:

PERFORMANCE PERIOD:	[ TIME PERIOD ]

TARGET PERFORMANCE STOCK UNITS:	xxxxx

PERFORMANCE MEASURE:	TOTAL SHAREHOLDER RETURN

DATE OF GRANT:	[ DATE ]

Navistar International Corporation, a Delaware corporation (the “Corporation”), is pleased to confirm that you (the “Grantee”) have been granted a Cash Settled Performance Based Stock Unit Award (this “Award”), effective as of the Date of Grant set forth above (the “Grant Date”). This Award is subject to the terms and conditions of this Cash Settled Performance Based Stock Unit Award Notice and Agreement (this “Agreement”) and is granted pursuant to the Corporation’s 2004 Performance Incentive Plan, as may be amended from time to time (the “Plan”); which is incorporated into and made a part of this Agreement. Any capitalized terms used in this Agreement that are otherwise not defined herein shall have the same meaning prescribed under the Plan.

1. Acceptance of Terms and Conditions. By accepting this Award, the Grantee agrees to be bound by the terms and conditions of this Agreement, and any and all conditions established by the Corporation in connection with the Award and understands that this Award does not confer any legal or equitable right (other than those constituting the Award itself) against the Corporation or any of its subsidiaries (collectively, the “Navistar Companies”), directly or indirectly, or give rise to any cause of action at law or in equity against the Navistar Companies.

2. Performance Period. The initial Performance Period for this Award shall commence on [DATE] and shall end on [DATE]. If certain performance criteria are not met, as described in Section 6 b below, an additional Performance Period will commence on [DATE] and shall end on [DATE].

3. Grant of Cash Settled Performance Based Stock Unit. Subject to the restrictions, limitations, terms and conditions specified in the Plan, the Prospectus for the Plan (the “Prospectus”), and in this Agreement, the Corporation, in the exercise of its sole discretion hereby grants this Award to the Grantee as of the Grant Date listed above. The number of Target Cash Settled Performance Based Stock Units (the “Stock Units”) granted are deemed the target shares used to calculate the number of actual Stock Units awarded, if any, and upon issuance will be used solely to calculate the cash payout, if any, awarded to the Grantee in accordance with this Award Agreement, and do not create any separate rights or entitlements. A single Stock Unit represents the right to receive the cash value of one share of the Corporation’s Common Stock, $0.01 par value per share (“Common Stock”), provided that certain Performance Measures as detailed in Section 4 and 5 below are achieved.

4. Vesting Requirements. The vesting of this Award shall be subject to the satisfaction of the conditions set forth in subsections a and b of this Section 4:

a.	Service Vesting Requirement. Except as otherwise provided herein, the right of the Grantee to receive payment of this Award, if any, shall become vested only if he or she remains continuously employed by the Navistar Companies from the Date of Grant of the Award until the end of the initial Performance Period, [DATE].

b.	Total Shareholder Return Test. The vesting of the stock units subject to this Award shall be conditioned upon the satisfaction of a performance vesting requirement based on the Relative Total Shareholder Return (“TSR”) of the Corporation as compared to the TSR of the Corporation’s 23 peer companies, as listed on Appendix A (the “Peer Group”) with respect to Performance Period listed in Section 3 above.

5. Relative TSR Performance.

a.	Earning of Award. The extent to which the Grantee will receive Stock Units is based on the Corporation’s TSR Percentile Ranking for the Performance Period based on the following chart:

Outcome Relative to Peer Group TSR

Navistar Three-Year Percentile Ranking in TSR	Percentage of Stock Units Earned
Below 30th Percentile	0%
30th Percentile	0%
40th Percentile	50%
50th Percentile	100%
75th Percentile	150%
90th Percentile and Higher	200%

Note: Interpolation between points will be made on a straight line basis on each scale.

b.	Calculation of TSR.

“TSR” =	Change in Stock Price + Dividends Paid
Beginning Stock Price

i.	Beginning stock price shall mean the average of the Closing Prices for each of the 90 trading days immediately prior to the first trading day of the Performance Period;

ii.	Ending Stock Price shall mean the average of the Closing Prices for each the last 90 trading days of the Performance Period;

iii.	Change in Stock Price shall equal the Ending Stock Price minus the Beginning Stock Price;

iv.	Dividends Paid shall mean the total of all dividends paid on one share of stock during the Performance Period, provided that dividends shall be treated as though they are reinvested;

v.	Closing Price shall mean the last reported sale price on the applicable stock exchange or market of one share of Common Stock for a particular trading day;

vi.	In all events, TSR shall be adjusted to give effect to any stock dividends, stock splits, reverse stock splits and similar transactions.

c.	Calculation of Corporation’s TSR Percentile Ranking. The Corporation shall determine (A) the Corporation’s TSR for the Performance Period and (B) the TSR for the Performance Period of each of the companies in the Corporation’s Peer Group, as listed on Appendix A. The Corporation’s TSR Percentile Ranking is the percentage of TSRs of the companies in the Peer Group that are lower than the Corporation’s TSR.

6. Calculation of Stock Units Awarded. Subject to earlier forfeiture as provided in Section 7 below, at the end of the initial Performance Period on [DATE], the Corporation will calculate the actual number of Stock Units awarded, if any, by using the calculations and metrics below:

a.	Number of Stock Units Earned. The number of Stock Units actually awarded, if any, under the Agreement will equal the number of Target Performance Units (as stated on page 1) subject to the Award multiplied by the applicable Percent of Target Award achieved (as calculated in Section 5 above) by the Corporation at the end of the Performance Period.

b.

Measurement Period. If at the end of the initial three year Performance Period [(DATE)], the Corporation’s TSR ranking, as compared to the Peer Group, is at or above the 50th Percentile of the Peer Group, the Stock Units pay out and the Award Agreement is terminated. However, if the Corporation’s TSR ranking, as compared to the Peer Group, is below the 50th Percentile of the Peer Group, then an additional Performance Period of two years, beginning on [DATE] and ending on [DATE], will be added to the Agreement. At the end of this additional two year Performance Period Grantee can earn up to but not more than the number of Target Performance Units (as stated on page 1) less any amount of Stock Units paid out at the end of the initial three year Performance Period that ended on [DATE].

7. Termination of Grantee Status as a Participant. Entitlement to the Award, and any cash payment thereunder, is subject to the Grantee remaining continuously employed through the last day of the Performance Period. Notwithstanding the foregoing and any provision of Section XI of the Plan, if the Grantee terminates employment during the Performance Period due to Retirement, as that term is defined in the Plan, or due to death or Permanent Disability, after the end of the Performance Period, Grantee (or in the event of death, Grantee’s estate) will be entitled to a pro rata portion of the number of Stock Units Grantee would have received, if any, had Grantee remained employed until the end of the Performance Period. The pro rata portion will be based on the number of full months in the Performance Period during which Grantee was employed as compared to the total number of months in the Performance Period. If the Grantee terminates employment with the Corporation for any other reason, all rights to any Stock Units at the time of termination of employment shall be forfeited.

8. Treatment of Dividends. Notwithstanding any provisions of the Plan, the Grantee shall not receive dividends or dividend equivalents on the Stock Units.

9. Form of Payment. Except as herein provided, after the end of the Performance Period, Grantee shall be entitled to receive the total number of Stock Units determined under Section 6. Each Stock Unit earned, if any, will be paid in a lump sum cash payment, in aggregate, equal to the Fair Market Value of one share of the Corporation’s Common Stock. The lump sum cash payment shall be paid to or in respect of the Grantee as soon as practicable after the end of the Performance Period, following the release of fiscal year-end earnings filed with the SEC on Form 10-K. The stock price used for calculation of the payout of the Awards will be the average of the high and low of the Corporation’s Common Stock on the date of payout.

10. Tax Consequences. Upon exchange and receipt of Stock Units, if any, and the subsequent payout, if any, of the Stock Units in cash, the full fair market value of the Stock Units will be reported by the Corporation as employment income to the Grantee. The Corporation will be required to withhold tax and other amounts required by federal, state or local statute, ordinance, rule or regulation in respect of this income. Such withholding will reduce the cash payment made, in settlement of the Stock Units, to the Grantee. Grantee should consult a tax advisor with respect to the tax treatment of receiving Stock Units and subsequent settlement of the Stock Units in cash.

11. Rights as Stockholders. The Grantee shall have no rights as a stockholder of the Company and no voting rights with respect to the Stock Units.

12. Non-Transferability. Grantee’s right in the Stock Units awarded under this Award Agreement and any interest therein may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution. Stock Units shall not be subject to execution, attachment or other process.

13. Extraordinary Item: Coordination with Local Law. By voluntarily acknowledging and accepting this Award, the Grantee acknowledges and understands that (a) the Stock Units are an extraordinary item relating to compensation for future services to the Navistar Companies and are not under any circumstances to be considered compensation for past services; (b) the Stock Units are not part of normal or expected compensation or salary for any purposes, including, without limitation, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, service-based awards, pension or retirement benefits or similar payments; and (c) notwithstanding any terms or conditions of the Plan or this Agreement to the contrary, in the event of the Grantee’s involuntary termination of employment with the Navistar Companies, the Grantee’s right to receive future Stock Units under the Plan and to receive payouts of the Stock Units shall terminate as of the date that the Grantee is no longer actively employed and will not be extended by any notice period under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); provided, however, that to the extent the Grantee retains any right to continue to receive a pro rata amount of any awarded Stock Units, if any, pursuant to and in accordance with the Plan and this Agreement following such termination, the right to so receive such Stock Units shall be measured from the date the Grantee terminates active employment with the Navistar Companies and shall not be extended by any notice period under local law.

14. No Right to Continued Employment. Neither the execution and delivery hereof nor the granting of the Award shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Navistar Companies to employ or continue the employment of the Grantee for any period.

15. Confidentiality. The Grantee agrees to not disclose the existence or terms of this Agreement to any other employees of the Navistar Companies or third parties with the exception of the Grantee’s accountants, attorneys, or spouse, and shall ensure that none of them discloses such existence or terms to any other person, except as required to comply with legal process.

16. Consent to Transfer Personal Data. By accepting this Award, the Grantee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 16. The Grantee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect the Grantee’s ability to participate in the Plan. The Corporation holds certain personal information about the Grantee, which may include the Grantee’s name, home address and telephone number, facsimile number, e-mail address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, drivers license information, date of birth, birth certificate, social security number or other employee identification number, nationality, C.V. (or resume), wage history, employment references, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, equity or benefit statements, any shares of stock or directorships in the Corporation, details of all equity awards or any other entitlements to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in the Grantee’s favor, for the purpose of managing and administering the Plan (“Data”). The Navistar Companies will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Grantee’s participation in the Plan, and the Corporation may further transfer Data to any third parties assisting the Corporation in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States of America. The Grantee authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock or cash on the Grantee’s behalf to a broker or other third party with whom the Grantee may elect to deposit any lump sum cash payment or shares of Common Stock acquired pursuant to the Plan. The Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Corporate Secretary for the Corporation; however, withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan.

17. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Stock Units awarded under the Plan or future Stock Units that may be awarded under the Plan by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18. Amendment. Except as otherwise specified in this Agreement, this Agreement may be amended only by a writing executed by the Corporation and the Grantee that specifically states that it is so amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended by the Committee, without the consent of the Grantee, by a writing that specifically states that it is so amending this Agreement, so long as a copy of such amendment is delivered to the Grantee, and provided that no such amendment that eliminates or adversely affects any right or obligation of the Grantee hereunder may be made without the Grantee’s consent. Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Grantee, the provisions of the Stock Units or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of a mistake of fact or any change in applicable laws or regulations or any future law, regulation, ruling or judicial decisions, provided that any such change shall be applicable only to the Stock Units that are then subject to terms or conditions of this Agreement.

19. Change of Control. In the event of a Change of Control (as determined under the Plan), all unvested Stock Units granted under this Agreement shall be fully awarded and paid out at 100% of Target, and payout for the Stock Units, as described in Section 9 above, shall be made immediately, without regard to the attainment of the Performance Measurements. The date of a Change of Control shall be considered the payout date for purposes of this Agreement.

20. Adjustments to Shares. Notwithstanding any provision in the Plan, in the event of any merger, reorganization, recapitalization, stock dividend, stock split, extraordinary distribution with respect to the Corporation’s Common Stock or other change in corporate structure affecting the Corporation’s Common Stock, the Committee or Board of Directors of the Corporation may make such substitution or adjustments in the aggregate number and kind of shares of the Corporation’s Common Stock subject to the Stock Units awarded under this Agreement, as it may determine, in its sole discretion, to prevent dilution or enlargement of rights.

21. Compliance with Section 409A of the Internal Revenue Code. Notwithstanding anything in this Agreement or the Plan to the contrary, to the extent this Agreement constitutes a nonqualified compensation plan to which Internal Revenue Code Section 409A applies, the administration of this Award (including time and manner of payments under it) shall comply with Section 409A.

22. Mandatory Deferral to Preserve Deductibility of Payments. To the extent that any compensation to be paid to the Grantee under this Agreement with respect to a taxable year would exceed the amount deductible by the Corporation under Section 162(m) of the Internal Revenue Code, such compensation automatically shall be deferred under the terms of this Agreement and the Plan without the necessity of an election to defer. Such amount shall be held and administered subject to the terms of the Plan, provided that it may not be distributed to the Grantee prior to the first taxable year in which such amounts, if paid, would be deductible to the Corporation.

23. Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable by appropriate authority under the law of any jurisdiction applicable to this Agreement, the same shall not affect, in any respect whatsoever, the validity, legality, or enforceability of any other provision of this Agreement, and this Agreement shall continue, to the fullest extent permitted by law, as if such invalid, illegal, or unenforceable provision were omitted and/or modified by such appropriate authority so as to preserve its validity, legality, or enforceability, unless such omission or modification would substantially impair the rights or benefits under this Agreement of the Grantee or the Corporation.

24. Construction. The Stock Units are being issued pursuant to the Plan and are subject to the terms of the Plan. A copy of the Plan has been given to the Grantee and additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Corporation or can be requested in writing sent to the Corporate Secretary, Navistar International Corporation, 4201 Winfield Road, Warrenville, Illinois 60555. To the extent that any provision of this Agreement violates or is inconsistent with any provisions of the Plan, this Agreement shall govern and any inconsistent provision in the Plan shall be of no force or effect.

25. Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the terms of this Agreement, the Plan, or the Prospectus will be determined and resolved by the Committee or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive on all persons for all purposes.

26. Successors and Assigns. This Agreement shall be binding upon and, subject to the conditions hereof, inure to the benefit of the Corporation, its successors and assigns, and the Grantee and his successors and assigns.

27. Entire Understanding. This Agreement embodies the entire understanding and agreement of the parties in relation to the subject matter hereof, and no promise, condition, representation or warranty, expressed or implied, not herein stated, shall bind either party hereto.

28. Governing Law. Subject to the terms of the Plan, all matters arising under this Agreement including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of Illinois, without regard to the conflicts of law provisions of that State or any other jurisdiction. The Grantee and the Corporation agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in Illinois, and the Grantee agrees to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.

*    *    *

The Corporation and the Grantee hereby agree to the terms and conditions of this Agreement and have executed it as of the Grant Date.

NAVISTAR INTERNATIONAL CORPORATION

By:
Daniel C. Ustian
Chairman, President and CEO

GRANTEE
Attest:

Curt A. Kramer
Corporate Secretary

Appendix A

23 Company Compensation Peer Group Used for Indexing TSR

23-Company Index

AGCO Corp.

Cummins Inc.

Danaher Corp.

Deere & Co.

Dover Corp.

Eaton Corp.

General Dynamics Corp.

Genuine Parts Co.

Goodrich Corp.

Goodyear Tire & Rubber Co.

Harley-Davidson Inc.

Illinois Tool Works

Ingersoll-Rand plc

ITT Corp.

Masco Corp.

Oshkosh Corp.

PACCAR Inc.

Parker-Hannifin Corp.

PPG Industries Inc.

Terex Corp.

Textron Inc.

TRW Automotive Holdings Corp.

Whirlpool Corp.

Note: The Peer Companies may change over the Performance Period as follows:

•	If a peer company merges with another company and is the surviving entity, then it will remain a peer company.

•	If a peer company goes private or is not the surviving entity, then it will be eliminated from the group.

•	Notwithstanding the above, a peer company that declares bankruptcy will continue to be included in the peer group.

•	Other restructuring events will be dealt with on a case-by-case basis.